Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

Uranium Energy Corp.

We consent to the use of our report dated November 1, 2022, on the consolidated financial statements of UEX Corporation, which comprise the consolidated balance sheet as of December 31, 2021, the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the year then ended, and the related notes included in the Current Report on Form 8-K/A dated November 1, 2022 filed by Uranium Energy Corp., which is incorporated by reference herein in the Registration Statement on Form S-3 dated November 16, 2022 of Uranium Energy Corp.

/s/ KPMG LLP

Chartered Professional Accountants

November 16, 2022

Saskatoon, Canada